Exhibit 99.1

PRESS RELEASE

I-Sector Announces Hiring Of CFO

HOUSTON—(BUSINESS WIRE)—Dec. 16, 2004—I-Sector Corporation (AMEX:ISR; the “Company” — News) announced today that it has named Brian Fontana to serve as its Chief Financial Officer, effective January 3, 2005.

Mr. Fontana has previously held the position of CFO at three NYSE listed public companies, one Nasdaq listed company and two privately held companies. He has an extensive financial management background that includes the management of the accounting, finance, investor relations, internal information systems and legal functions for large, complex organizations, including organizations that were executing strategies for rapid expansion through acquisitions. As CFO, he has managed multiple initial public offerings, follow on equity offerings, private equity offerings, public debt placements and syndicated bank financings.

Mr. Fontana’s prior experience includes serving as CFO of: 1) Talent Tree, Inc., a privately-held 4,000 employee contingent workforce outsourcing organization with 50 locations throughout the U.S.; 2) PerformanceRetail, Inc., an early-stage venture-capital funded software company; 3) Drypers Corporation, a NASDAQ listed $400 million revenue multinational diaper manufacturing company; 4) Pentacon, Inc., a NYSE listed $300 million revenue fastener distribution company; 5) Prime Service, Inc., a NYSE listed $500 million revenue equipment rental company; and 6) National Convenience Stores, Inc., a NYSE listed $1 billion revenue operator of convenience stores.

Regarding Mr. Fontana’s appointment to the position of Chief Financial Officer of I-Sector, James H. Long, Chairman and CEO of I-Sector stated, “I am delighted that we have been able to attract a CFO of Brian’s caliber. Brian brings advanced, broad-based financial management experience that will be critically important as I-Sector continues to grow, particularly as we begin the process of expanding nationally through acquisitions. I am impressed with Brian’s experience, energy level, work ethic and values. His experience heading up the financial management of companies involved in rapid expansion through acquisition will be invaluable as I-Sector executes its plans to create a national presence through strategic acquisitions. His skills in building financial and operating disciplines in larger, more complex, geographically disbursed organizations will enhance our ability to execute our strategy of national expansion. We have taken considerable time and expended considerable energy seeking to fill the CFO position with the best possible candidate and I am confident that Brian is the right person for the job; I am excited about the addition to our executive management team, I am confident that Brian will make a significant contribution to our organization and I look forward to working with him.”

Mr. Fontana is 47 years old, is a 1981 graduate of the University of Texas, where he earned a BBA in Finance, and is married with two children.

About I-Sector Corporation:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology solutions, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

Safe Harbor Statement:

The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors including:

•	Market and economic conditions

•	Risks associated with entry into new markets

•	The ability to attract and retain key management, sales and technical staff

•	Unforeseen costs and results related to acquiring and integrating new businesses

•	Catastrophic events

•	Uncertainties related to rapid changes in the information technology industry, particularly the IP Telephony industry.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2003.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contact:

     I-Sector Corporation
     James H. Long, Chairman & CEO, 713-795-2000
          or
     PR Financial Marketing LLC
     Jim Blackman, 713-256-0369
     jimblackman@prfinancialmarketing.com